Exhibit 3.04

ARTICLES OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

CNE COMMUNICATIONS, INC.

Document Number P99000101137

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

NEW CORPORATE NAME:

The first article of the Articles of Incorporation is amended to change the name of the Corporation from CNE Industries, Inc. to GlobalTel IP, Inc.

The date of each amendments adoption is March 29, 2005.

The amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

Signed this 29th day of March, 2005.

/s/ Larry M. Reid

Larry M. Reid

Secretary